Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-192024 on Form S-8 of our report dated March 5, 2014, relating to the consolidated financial statements of Criteo S.A. and subsidiaries, appearing in the Annual Report on Form 20-F for the year ended December 31, 2013.

/s/ Deloitte & Associés

Represented by Fabien Brovedani

Neuilly-sur-Seine, France

March 5, 2014